Exhibit 5


                                                     May 10, 2002



Kansas City Power & Light Company
1201 Walnut
Kansas City, Missouri 64106-2124

Ladies and Gentlemen:

        I have acted as counsel in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of $225 million aggregate principal amount of the Company's 6,00% Senior Notes due 2007, Series B (the "Exchange Notes") to be offered by the Company in exchange (the "Exchange Offer") for a like principal amount of its issued and outstanding 6.00% Senior Notes due 2007, Series A (the "Old Notes"). The Exchange Notes are to be issued under an Indenture dated as of March 1, 2002 (the "Indenture"), between the Company and The Bank of New York.

      I am familiar with the proceedings to date with respect to such records, documents and matters of law and satisfied myself as to such matters of fact as I consider are relevant for purposes of this opinion.

      I am of the opinion that:

      When (i) the Registration Statement has become effective under the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Notes have been duly authorized, executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Old Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability is subject to the effect of (x) bankruptcy,


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insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting creditors' rights generally and (y) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      I am a member of the Bar of the State of Missouri and, for purposes of this opinion, do not hold myself out as an expert of the laws of any jurisdiction other than the State of Missouri.

      I hereby consent to the use of this opinion as an exhibit to the above-mentioned Registration Statement.

                               Sincerely,

                               /s/Jeanie Sell Latz

                               Jeanie Sell Latz
                               Executive Vice President-
                               Corporate and Shared Services
                               and Secretary